EXHIBIT 99.1

Simmons First National Corporation Announces 20% Increase in Cash Dividend and Two-For-One Stock Split

PINE BLUFF, Ark., Jan. 18, 2018 (GLOBE NEWSWIRE) -- Simmons First National Corporation (NASDAQ:SFNC) today announced that its board of directors has approved a two-for-one stock split in the form of a 100% stock dividend.  The stock split will entitle each shareholder of record as of the close of business on January 30, 2018, to receive one additional share of Simmons common stock for every share of common stock owned on that date.  Shares resulting from the split will be distributed by Simmons’ transfer agent, Computershare, on or about February 8, 2018.  Simmons currently has approximately 46,041,000 shares of common stock outstanding.

Simmons also announced that its board has declared a regular $0.15 per share quarterly cash dividend payable April 5, 2018, to shareholders of record as of the close of business on March 15, 2018.  On a split-adjusted basis, this dividend represents a $0.025 per share, or 20 percent, increase above the dividend paid for the same period last year.

“We are pleased to announce this stock split,” said George Makris, Jr., Simmons’ chairman and CEO.  “This event should adjust the price of the company’s stock to a level that is extremely attractive to a wide range of investors, which we believe will ultimately result in an increase in the stock’s liquidity and marketability.”

“We are also excited to be able to significantly raise our dividend,” Makris added.  “This decision reflects continued confidence in our company’s long-term outlook, and we are proud to be able to create value for our shareholders in this manner.”

About Simmons First National Corporation
Simmons is a financial holding company headquartered in Pine Bluff, Arkansas.  The company, directly and through its subsidiaries, offers comprehensive financial solutions delivered with a client-centric approach throughout Arkansas, Colorado, Kansas, Missouri, Oklahoma, Tennessee, and Texas.  The company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

FOR MORE INFORMATION, CONTACT:
DAVID W. GARNER
EVP and Investor Relations Officer
Simmons First National Corporation
(870) 541-1000